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                        CONTRACT FOR SALE OF REAL ESTATE


         This Contract is made and entered into by and between WILSONART INTERNATIONAL, INC., f/k/a Ralph Wilson Plastics Company, 2400 Wilson Place, Temple, Texas 76504 ("Seller"), and HUDSON TECHNOLOGIES, 25 Torne Valley Road, Hillburn, New York 10931-9900 ("Purchaser").


                                   WITNESSETH:

         It is hereby agreed as follows:

         1. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller for the Purchase Price, the property being approximately
4.81 acres in Congers, New York, and described on Exhibit "A" attached hereto and made a part hereof for all purposes, together with all and singular, the rights and appurtenances pertaining to the Property, including any right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and all improvements located thereon, which improvements are being sold "AS-IS, WHERE-IS" (the "Property"). The Property address is commonly known as One Brenner Drive, Congers, New York.

         2. The purchase price for the Property shall be One Million Four Hundred Thousand Dollars ($1,400,000) which shall be paid to the Seller by the Purchaser.

         3. Upon execution of this Contract, Purchaser shall deliver to Seller an earnest money deposit of Twenty-five Thousand Dollars ($25,000.00) ("Earnest Money") which funds shall be for the benefit of Seller or Purchaser. The Earnest Money, plus any accrued interest may be applied to the Purchase Price at the Closing. In the event the transaction contemplated by the parties does not close due to Purchaser's fault or default, the Earnest Money, plus any accrued interest shall be retained by Seller. In the event the transaction contemplated by the parties does not close due to the Seller's fault or default, the Earnest Money, plus any accrued interest shall be returned to Purchaser.


         4. Title to the Property will be conveyed to Purchaser at the Closing free and clear of any and all liens, encumbrances (except such existing building restrictions, deed or other restrictions of record, if any. Purchaser shall take those steps necessary to receive clear indications from the Town of Clarkstown that a certificate of occupancy may be issued with respect to Purchaser's intended use of the Property. Such clear indication shall be received by February 10, 1997. If such clear indication is not received by Purchaser, Purchaser may either waive such requirement and proceed with Closing, or terminate this Contract and any rental payments, including any interest, shall be forfeited to Seller. Further, if Purchaser does not receive the clear indication, and/or does not waive such requirement, Seller may terminate this Contract.

         5. The Closing shall be held at the offices of the title company, or at such other location as Purchaser and Seller may agree upon, on January 16, 1998. At the Closing, Seller shall-deliver to Purchaser the following items, which items shall be in form and substance reasonably satisfactory to Purchaser:
(i) Deed, free and clear of all encumbrances except such


Contract for Sale  of Real Estate                                         Page 1
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restrictions or encumbrances of record, if any; (ii) Owner's Title Policy; and
(iii) such other documents as are necessary and appropriate in the consummation of this transaction. At the Closing, Purchaser shall deliver to Seller the balance of funds constituting the Purchase Price, and such documents as are appropriate in the consummation of this transaction.

         6. Thirty (30) days prior to the Closing, Seller shall provide Purchaser, at Purchaser's sole cost and expense, an Owner's Title Policy, which shall be a current ALTA Form B policy, in the full amount of the Purchase Price, containing no exceptions to Title other than the standard printed exceptions (provided that the exception for taxes shall be limited to the year of closing and subsequent years endorsed "Not Yet Due and Payable," if applicable). If Purchaser desires other endorsements or amendments to said Owner's Title Policy, the same shall be obtained at Purchaser's sole cost and expense. Purchaser shall pay the cost of the Owner's Title Policy provided for above and all other closing costs shall be paid by the respective parties as normal and customary in the county where the Property is located. Seller shall pay the realty transfer tax. Each party shall be responsible for its own attorneys' fees.


         7. In Purchaser, at its sole expense shall obtain a survey of the Property. Such survey shall show the location on the Property of all improvements, fences, evidences of abandoned fences, easements, roads, rights-of-way, if any; shall show the location of all existing utilities which will be available to serve the property; shall show no encroachments upon the Property or the location of existing encroachments, and shall show thereon a legal description of the boundaries of the Property by metes and bounds or other appropriate legal description. The surveyor has or shall have certified to the Purchaser and to the Title Company that the survey is correct; that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, fences evidence of abandoned fences, easements, overlapping easements, or road or rights-of-way, except as shown on the survey; the total number of square feet and the net square feet of land within the exterior boundaries of the Property; whether the Property is located within an area identified pursuant to the Flood Disaster Act of 1973 as having flood hazards; and that the survey is a true, correct and accurate representation of the Property. The survey shall establish the exact acreage of the Property.

         8. Purchaser shall have fifteen (15) days from delivery to Purchaser of the last of the items referred to in Paragraph 5 above (the "Review Period") to approve or disapprove such items. If Purchaser shall fail to give any notice in writing to Seller prior to the expiration of the Review Period, Purchaser shall be deemed to have approved all such items and this Contract shall continue in full force and effect and Purchaser shall be deemed to have approved such title as Seller is able to deliver. If Purchaser shall disapprove any such items, Purchaser shall notify Seller in writing of such fact on or before the expiration of the Review Period, together with the reason for such disapproval, in which event Seller may attempt to cure or remedy such disapproved items, but Seller shall have no obligation to expend any sums or incur any costs. Seller may give Purchaser written notice of such election not to cure or inability to cure within fifteen (15) days of notice of the disapproval by Purchaser, in which event Purchaser shall have fifteen (15) days, but in no event beyond the Closing Date in which to terminate this Contract, whereupon the parties hereto shall have no further obligations one to another. In the event Purchaser fails to terminate this Contract in the time and manner above provided, Purchaser


Contract for Sale  of Real Estate                                         Page 2

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shall be deemed to have approved the property in all respects and shall be deemed to have approved such title policy as Seller is able to deliver.

         9. Purchaser shall be entitled to actual possession of the Property free of any leases, tenancies or encumbrances, except as agreed to in this Contract, at Closing.

         10. Ad valorem taxes on the Property for the current year shall be prorated at the Closing, effective as of the Closing Date, based on the best estimates of such items then available. In the event current ad valorem tax assessments are not known as of the Closing, said ad valorem taxes shall be adjusted based upon the fiscal year of the authority levying the taxes, and using next preceding tax figures, with said proration to be adjusted in cash between the parties, based on actual taxes for the current year at the time such actual taxes are determined. At Closing the parties shall enter into an agreement setting forth the method of adjustment for such tax prorations for which final amounts were unknown as of the Closing. The agreements contained in this Paragraph, 10 shall survive the Closing hereunder.

         11. In the event Purchaser fails to close this transaction, other than due to Seller's default or due to the termination hereof by Purchaser pursuant to the applicable provisions herein, Seller may, at its option, either terminate this Contract and retain (a) the rental monies plus accrued interest as liquidated damages and (b) the earnest money deposit plus accrued interest or seek to enforce specific performance of this Contract.

         12. In the event Seller fails to close this transaction, other than due to Purchaser's default or the termination hereof pursuant to the applicable provisions hereof, Purchaser may, at its option, either terminate this Contract and receive the earnest money deposit plus accrued interest, or waive any objections and proceed to close, including requiring specific performance of this Contract.

         13. As part of this Contract, the parties agree that Purchaser may lease the Property on a month-to-month basis, which lease will include among other items, the following conditions:

                  a. A lease substantially in the form of Exhibit B attached hereto, shall be executed by the parties simultaneously with execution of this Contract;

                  b. The month-to-month lease shall not exceed twelve (12) months from the date of this Contract;

                  c. There shall be a triple net month-to-month lease with a rental rate of $9,720.00 per month. For a period not to exceed twelve
         (12) months, fifty percent (50%) of the rent shall be held by Seller to be either (i) applied toward the Purchase Price, or (ii) forfeited by Purchaser as set forth in paragraph 3, above;

                  d. In the event the Purchaser desires that the month-to-month lease exceed twelve (12) months, the rental rate shall increase to $14,580.00 per month, triple net.

         14. Purchaser shall have a sixty (60) day period ("Inspection Period") from the date of this Contract, to conduct such physical, engineering and feasibility studies which Purchaser

Contract for Sale  of Real Estate                                         Page 3

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deems appropriate in an effort to determine whether or not to proceed with the
Closing of this transaction. During such Inspection Period and upon reasonable notice, Purchaser and/or its agents shall have the right to come upon said Property accompanied by Seller and/or its agents for the purpose of conducting the studies above envisioned. Purchaser agrees to indemnify and hold Seller harmless of and from any loss, damage, cost, claims, liens, expenses (including reasonable attorneys' fees) or liability resulting from, incurred by, or relating to Purchaser conducting the studies above described. This indemnity shall survive the termination or closing of this Contract.

         15. In the event Purchaser determines that its physical, engineering, and feasibility studies make it inappropriate to close this transaction, Purchaser may

                  a. terminate this Contract by giving written notice thereof to the Seller on or prior to the expiration of the Inspection Period, in which event this Contract shall terminate and the parties hereto shall have no further obligations one to the other, or

                  b. notify Seller of the need for certain corrective work and request that Seller perform such corrective work, or make arrangements to perform such corrective work, within ten (10) days of receipt of the notice. Seller, at its option, may refuse to perform the corrective work, in which event Purchaser may terminate the Contract and neither party shall have any further obligations one to the other.

         16. Seller represents and warrants the following matters true and correct and shall remain true and correct as of the Closing Date:

                  a. Seller holds good and marketable title to the Property subject only to those matters specified in the Contract and any other encumbrances of record.

                  b. Seller has not received any notice, and is not aware of any condition upon the Property which is violative of such federal, state and local laws, ordinances and regulations as are applicable to the Property.

                  c. This Contract and all documents to be executed and delivered, will be valid and binding obligations of Seller, enforceable according to their respective terms.

                  d. Seller is not the subject of any proceeding or law suit, at law or in equity, nor to the best of Seller's knowledge, is any proceeding or lawsuit threatened, which might affect Seller's ability to sell the Property in accordance with the terms of this Contract.

         17. Purchaser represents and warrants the following matters are true and correct and shall remain true and correct as of the Closing Date:

                  a. This Contract and all documents to be executed and delivered by Purchaser when executed and delivered, will be valid and binding obligations of Purchaser enforceable according to their respective terms.

Contract for Sale  of Real Estate                                         Page 4

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                  b. Purchaser is not the subject of any proceeding or law suit, at law or in equity, which might affect Purchaser's ability to purchase the Property in accordance with the terms of this Agreement.

         18. This Contract and any exhibits attached hereto embody the entire agreement between the parties hereto and cannot be amended or varied without the express written agreement of the parties hereto. In the event that any litigation arises hereunder, it is specifically stipulated that this Contract shall be interpreted according to the substantive laws of the State of New York.

         19. This Contract and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their legal representatives and successors wherever the context so requires or admits.

         20. Any notice, request, demand or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing and shall be deemed to be delivered when received if hand delivered, or if sent by mail, when same is deposited in a U.S. Mail receptacle, postage prepaid, as registered or certified mail, return receipt requested, to the addresses as set out in Paragraph 32 hereof.

         21. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Contract a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and which would be legal, valid, or enforceable.

         22. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         23. This Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Contract, it shall not be necessary to provide or account for more than one such counterpart.

         24. In addition to the acts and deeds recited herein contemplated to be performed, executed and/or delivered by Seller to Purchaser, and Purchaser to Seller, Seller and Purchaser agree to perform, execute and/or deliver to cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, deeds, and assurances as may be reasonably necessary to consummate the transactions contemplated hereby. The provisions of this paragraph shall survive the Closing.

         25. Each person executing this Contract warrants and represents he is fully authorized to do so.

         26. Any Exhibits attached hereto are by this reference incorporated herein and made a part hereof for all purposes.

Contract for Sale  of Real Estate                                         Page 5

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         27. The term "date of this Contract" as used herein shall mean the later of the two dates on which this Contract is signed by Seller or Purchaser, as indicated by the signatures thereto, which later date shall be the date of final execution and agreement by the parties hereto.

         28. Seller hereby agrees that Purchaser may assign this Contract but only after receiving the written consent of Seller. In the event this Contract is assigned, notwithstanding such assignment, Purchaser shall remain primarily and fully liable for the performance of Purchaser's covenants, representations, promises and obligations hereunder.

         29. The parties represent that Binswanger and CB Commercial are the only brokers involved in this transaction. The commission shall only be due if Closing occurs and shall be six percent (6%) of the Purchase Price. Binswanger shall be responsible for any commission due CB Commercial and Binswanger shall indemnify, defend and hold Seller harmless from any such commission due CB Commercial provided Seller has paid Binswanger. Binswanger may be paid a commission of six percent (6%) of the rent received for the month, for each month Purchaser may lease the Property. Binswanger shall, at Closing, apply said lease commission to reduce any commissions due at Closing. Further, Binswanger shall pay any lease commission due CB Commercial.

         30. Seller agrees to defend, indemnify and hold Purchaser, its affiliates, employees, officers, and directors, harmless from any liability, actions, proceedings, damages, costs, expenses (including reasonable attorneys' fees) arising out of Seller's ownership or use of the Property except to the extent of any acts or omissions of Purchaser. This indemnity shall survive the Closing or termination of the Contract.

         31. Purchaser agrees to defend, indemnify and hold Seller, its affiliates, employees, officers, and directors, harmless from any liability, actions, proceedings, damages, costs, expenses (including reasonable attorneys' fees) arising out of Purchaser's ownership or use of the Property except to the extent of any acts or omissions of Seller. This indemnity shall survive the Closing or termination of the Contract.

         32. Any notices with respect to this Contract shall be sent as follows:

         To Seller:     Wilsonart International, Inc.
                        2400 Wilson Place
                        Temple, Texas 76504
                        Attention: Paul Thompson


         To Purchaser:  Hudson Technologies
                        25 Torne Valley Road
                        Hillburn, New York 10931-9900
                        Attention: Thomas Zugibe, Vice President

Contract for Sale  of Real Estate                                         Page 6

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         33. This Agreement supersedes any prior oral or written understandings of the parties or signatories hereto regarding the Property. In the event of a conflict between the terms of this Contract and another document, the terms of this Contract shall govern.

SELLER:                                            PURCHASER:

WILSONART INTERNATIONAL, INC.                      HUDSON TECHNOLOGIES

By:     /s/ David Kehl                            By:  /s/ Thomas P. Zugibe
     ----------------------------                     ------------------------

Its     Director of Engineering                    Its Executive Vice President
     ----------------------------                      ------------------------

Date      2/4/97                                   Date      1/27/97
     ----------------------------                       ----------------------




Contract for Sale  of Real Estate                                         Page 7

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                            RIDER TO AND FORMING PART
                           OF CONTRACT OF SALE BETWEEN
                          WILSONART INTERNATIONAL, INC.
                                       AND
                            HUDSON TECHNOLOGIES, INC.


NOTWITHSTANDING ANYTHING CONTAINED IN THE MAIN CONTRACT INCONSISTENT OR CONTRARY HEREWITH, THE PARTIES AGREE AS FOLLOWS:

1.     ENVIRONMENTAL AUDIT:

         A. This Contract is subject to, and conditioned upon completion of an acceptable Phase 1 Environmental Site Assessment in accordance with the American Society for Testing Materials
                  (ASTM) standards. Purchaser represents that it shall diligently and in good faith arrange for the performance and completion of the Phase I Assessment at its sole cost and expense. This assessment shall include the following:

                  o Investigation of potential contamination sources, migration pathways and receptors.
                  o        Management/staff facility interviews.
                  o Review of local, state and federal regulatory records for past and current site practices.
                  o Check adjacent land use and hazardous waste activities in proximity to the property.
                  o Investigation of past land use via abstract of titles, local records and/or aerial photographs.

         B. In the event the Phase I Environmental Site Assessment reveals the existence of conditions requiring any ancillary Phase II assessments, this Contract shall be subject to and conditioned upon the completion of an acceptable Phase II Environmental Assessment.

         C. In the event the Environmental Assessments reveal the existence of any toxic or hazardous material on or under the premises or the existence of any environmental conditions requiring Phase III remediation, Seller shall undertake such remediation if the cost thereof does not exceed the sum of Twenty Thousand Dollars ($20,000.00). In the event the cost of remediation exceeds the sum of $20,000.00, then by written notice given to the other party, either party may terminate this Contract and both parties shall be relieved from any obligations and/or liabilities hereunder, and any payments made hereunder by Purchaser to Seller shall be refunded to Purchaser.

         D. Seller represents, warrants and covenants that, to the best of its knowledge, Seller has not used Hazardous Materials at or affecting the Premises in any manner which violates Federal, State or local laws, ordinances, rules or

Rider to Contract of Sale                                                 Page 1

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                  regulations, governing the use, storage, treatment,
                  transportation, manufacture, refinement, handling, production or disposal of Hazardous Waste, Materials or Substances.


2.       MUNICIPAL APPROVALS:

         A. This Contract is contingent upon Purchaser obtaining at its sole cost and expense Preliminary Site Plan approval from the Town of Clarkstown Planning Board permitting the construction of a thirty thousand plus/minus (30,000+/-) square feet building addition to the existing structure and a four thousand plus/minus (4,000+/-) square foot outdoor storage area for refrigerant storage tanks. Purchaser represents that it shall diligently and in good faith apply at its sole cost and expense to the appropriate board(s) necessary to obtain such preliminary site plan approvals. In the event Purchaser fails to obtain preliminary site plan approvals within six months from the date of this Contract, then by written notice given to the other party, either party may terminate this Contract and both parties shall be relieved from any obligations and/or liabilities hereunder, and any payments made hereunder by Purchaser to Seller shall be refunded to Purchaser.

         B. This Contract is contingent upon Purchaser obtaining a Certificate of Occupancy from the Town of Clarkstown permitting Purchaser's intended use of the Premises as a refrigerant reclamation, storage, testing and packaging facility. In the event Purchaser fails to obtain such certificate of occupancy on or before February 10, 1997, upon prior written notice, either party may terminate this Contract and both parties shall be relieved from any obligations and/or liabilities hereunder, and any payments made hereunder by Purchaser to Seller shall be refunded to Purchaser.


3.       TITLE INSURANCE:

         A. Seller shall give and Purchaser shall accept such title as any reputable title insurance company which is a member of the New York Board of Title Underwriters, will be willing to approve and insure in accordance with their standard form of title policy, subject only to the matters provided for in this contract.

         B. Purchaser agrees that on or before December 10, 1997, Purchaser shall deliver to Seller's attorney any and all title objections being raised by Purchaser's title insurance company. Title objections not delivered to Seller's attorney to be received by Seller's attorney on or before December 17, 1997, are deemed waived. If Purchaser is unable to obtain a title insurance policy from such title insurance company, Purchaser shall be entitled to return of the deposit plus the net costs, if any, of title examination and survey charges.

         C. In any event, if Purchaser raises title objections together and the title company refuses to insure, Seller's sole obligation shall be to return Purchaser's down

Rider to Contract of Sale                                                 Page 2

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                  payment. Seller shall make the election to cancel such
                  Contract within fifteen (15) business days after receipt of Purchaser's title report.


WILSONART INTERNATIONAL, INC.        HUDSON TECHNOLOGIES


By:     /s/ David Kehl             By:     /s/ Thomas P. Zugibe
    ----------------------------       -------------------------------------

Title:  Director of Engineering     Title: Executive Vice President
      --------------------------          ----------------------------------






Rider to Contract of Sale                                                 Page 3